J.P. MORGAN VALUE OPPORTUNITIES FUND

AMENDED AND RESTATED

RULE 18f-3 MULTI-CLASS PLAN

(Amended as of February 28, 2011)

I.	Introduction

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), the following sets forth the method for allocating fees and expenses among each class of shares of the J.P. Morgan Value Opportunities Fund, Inc. (the “Fund”) In addition, this Amended and Restated Rule 18f-3 Multi-Class Plan (the “Plan”) sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, other shareholder services, voting rights, dividends, and per share net asset value of each class of shares in the Fund.

The Fund is an open-end, management investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933. The Fund has elected to offer multiple classes of shares pursuant to the provisions of Rule 18f-3 and this Plan. The Fund is authorized to issue multiple classes of shares representing interests in the same underlying portfolio of assets of the Fund, as described below. This Plan constitutes the amendment and restatement of the Rule 18f-3 Multi-Class Plan previously adopted by the Fund.

II.	Allocation of Expenses

Pursuant to Rule 18f-3 under the 1940 Act, the Fund shall allocate to each class of shares (i) any fees and expenses incurred by the Fund in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1, and (ii) any fees and expenses incurred by the Fund under a shareholder servicing agreement in connection with the provision of shareholder services to the holders of such class of shares. Each class may, at the Board’s discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. In addition, pursuant to Rule 18f-3, the Fund may, at the Board’s discretion, allocate the following fees and expenses to a particular class of shares:

1.	transfer agent fees identified by the transfer agent as being attributable to such class of shares;

2.	printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

3.	blue sky fees incurred by such class of shares;

4.	Securities and Exchange Commission registration fees incurred by such class of shares;

5.	the expense of administrative personnel and services (including, but not limited to, those of a fund accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

6.	litigation or other legal expenses relating solely to such class of shares;

7.	Directors fees incurred as result of issues relating to such class of shares; and

8.	independent accountants’ fees relating solely to such class of shares.

All other expenses will be allocated to each class on the basis of the net assets of that class in relation to the net assets of the Fund. The Adviser, Business Manager, Distributor, Administrator and any other provider of services to the Fund may waive or reimburse the expenses of a particular class or classes.

Income, realized and unrealized capital gains and losses, and any expenses of the Fund not allocated to a particular class of the Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

The initial determination of the class expenses that will be allocated by the Fund to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Directors and approved by a vote of the Directors of the Fund, including a majority of the Directors who are not interested persons of the Fund. The Directors will monitor conflicts of interest among the classes and agree to take any action necessary to eliminate conflicts.

III.	Class Arrangements

The following charts summarize the front-end sales charges, contingent deferred sales charges, Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services applicable to each class of shares of the Fund. The Fund shall offer such class or classes of shares as the Board of Directors of the Fund shall determine from time to time. Additional details regarding such fees and services are set forth in the Fund’s current Prospectus and Statement of Additional Information.

	Class A	Class B	Class C	Institutional Class
Initial Sales Load	Up to 5.25% of offering price.	None	None	None

Contingent Deferred Sales Charge (CDSC)[1]

On purchases of $1 million or more: 1.00% for shares redeemed or exchanged into a money market fund during the first 12 months after purchase and 0.50% for shares redeemed exchanged into a money market fund between 12 and 18 months after purchase.

If a shareholder exchanges Class A Shares of the Fund for Class A Shares of a non-money market fund, the shareholder will not be charged at the time of the exchange but (1) the new Class A Shares will be subject to the charge specified above, and (2) the current holding period for the exchanged Class A Shares will carry over to the new shares.

For purchases prior to November 1, 2009, this CDSC may be waived if the distributor receives notice before the shareholder invests that the shareholder’s Financial Intermediary is waiving its commission.

Solely for purposes of determining the number of years from the time of any payment for the purchase of shares, all payments during a month are aggregated and deemed to have been made on the first day of the month.

5.00% in the first year, 4.00% in the second year, 3.00% in the third and fourth years, 2.00% in the fifth year, 1.00% in the sixth year and eliminated thereafter.

For purposes of determining the number of years from the time of any payment for the purchase of shares, the Fund assumes that all purchases made in a given month were made on the first day of the month.

No CDSC is imposed on share appreciation, nor is CDSC imposed on shares acquired through reinvestment of dividends or capital gains distributions. Therefore, in order to keep the CDSC as low as possible, the Fund first will redeem any Class A shares in the shareholder’s Fund account (unless the shareholder elects to have Class B shares redeemed first), followed by shares acquired through dividend reinvestment, and lastly by the shares held for the longest.

1.00% in the first year and eliminated thereafter.

For purposes of determining the number of years from the time of any payment for the purchase of shares, the Fund assumes that all purchases made in a given month were made on the first day of the month.

No CDSC is imposed on share appreciation, nor is a CDSC imposed on shares acquired through reinvestment of dividends or capital gains distributions. Therefore, in order to keep the CDSC as low as possible, the Fund first will redeem any Class A shares in the shareholder’s Fund account, followed by shares acquired through dividend reinvestment, and lastly by the shares held for the longest time.

None

Rule 12b-1 Distribution Fees	Up to 0.25% per annum of average daily net assets.	0.75% per annum of average daily net assets.	0.75% per annum of average daily net assets.	None

Shareholder Servicing Fees[2]	Up to 0.25% per annum of average daily net assets.	Up to 0.25% per annum of average daily net assets.	Up to 0.25% per annum of average daily net assets.	Up to 0.10% per annum of average daily net assets.

Conversion Features	None	Convert to Class A shares on the first business day of the month following the eighth anniversary of the original purchase. Shares acquired by the reinvestment of dividends and distributions are included in the conversion.	None	None

[1]	CDSCs can apply only to Fund share classes that have a sales charge and where the sales charge is initially deferred or waived. For Class A shares, the CDSC is based on the original cost of the shares. For Class B and Class C shares of the Fund purchased before February 19, 2005, the CDSC is based on the current market value or the original cost of the shares, whichever is less. For Class B and Class C Fund shares purchased on or after February 19, 2005, the CDSC is based on the original cost of the shares. For Class B Fund shares purchased on or after November 1, 2002, the CDSC is based on the original cost of the shares.
[2]	The amount payable for “service fees” (as defined by the National Association of Securities Dealers, Inc.) may not exceed 0.25% of the average daily net assets attributable to a particular share class of the Fund.

	Class A	Class B	Class C	Institutional Class
Exchange Privileges	Class A Shares of the Fund may be exchanged (i) for Class A Shares of another J.P. Morgan Fund or for any other class of the same Fund, subject to meeting any investment minimum or eligibility requirement; or (ii) for Morgan Class Shares of a J.P. Morgan money market fund.	Class B Shares of the Fund may be exchanged for Class B Shares of another J.P. Morgan Fund.

Class C Shares of the Fund may be exchanged for Class C Shares of any other J.P. Morgan Fund other than for Class C Shares of the Short Term Bond Funds.

Class C Shares of the Fund may be exchanged for Institutional Class Shares of the same Fund if the Class C Shares being exchanged are no longer subject to a CDSC and subject to meeting any investment or eligibility requirements for Institutional Class Shares.

Institutional Class

Shares of a Fund may be exchanged for Institutional Class Shares of another non-money market J.P. Morgan Fund or for any other class of the same Fund, subject to meeting any investment minimum or eligibility requirement.

IV.	Other Shareholder Services

For each Class of the Fund, other shareholder services may be offered as provided in the Prospectus and Statement of Additional Information. The Fund’s shareholder servicing agent may subcontract with other parties for the provision of various sub-accounting, processing, communication and sub-administrative services.

V.	Sales Charge Waivers

Sales charges may be waived as permitted by Rule 22d-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). Shareholders relying upon any of the sales charge waivers must qualify for such waiver.

VI.	Conversions

Class B shares of the Fund shall convert automatically to Class A shares after eight years from the date of purchase. Conversion does not result in any sales charge or fees, nor does it subject the shareholder to any federal income tax as a result of the conversion.

If a shareholder effects one or more exchanges among Class B shares of the J.P. Morgan Funds during the relevant eight-year period, the holding periods for the shares of each J.P. Morgan Fund will be aggregated for purposes of calculating the relevant period. Because the per share net asset value of the Class A shares of a Variable NAV Fund may be higher than that of the Class B shares of the same Fund at the time of conversion, a shareholder may receive fewer Class A shares of the Fund than the number of Class B shares converted, although the dollar value will be the same.

A shareholder will not be charged a conversion fee. After conversion, the converted shares will be subject to an asset-based sales charge and/or service fee (as those terms are defined in Rule 2830 of the National Association of Securities Dealers, Inc. Conduct Rules), if any, that in the aggregate are equal to or lower than the asset-based sales charge and service fee to which they were subject prior to that conversion. In no event will a class of shares have a conversion feature that automatically would convert shares of such class into shares of a class with a distribution arrangement that could be viewed as less favorable to the shareholder from the point of view of overall cost.

The implementation of the conversion feature is subject to the continuing availability of a ruling of the Internal Revenue Service, the availability of an opinion of counsel or tax advisor, or the applicability of the reasoning therein that the conversion of one class of shares to another does not constitute a taxable event under federal income tax law. The conversion feature may be suspended if such a ruling or opinion is not available.

If the Fund implements any amendment to a Distribution Plan (or, if presented to shareholders, adopts or implements any amendment of a Distribution Plan) that the Board of Directors determines would materially increase the charges that may be borne by the Class A shareholders under such plan, the Class B shares will stop converting to the Class A shares until the Class B shares, voting separately, approve the amendment or adoption. The Board of Directors shall have sole discretion in determining whether such amendment or adoption is to be submitted to a vote of the Class B shareholders. Should such amendment or adoption not be submitted to a vote of the Class B shareholders or, if submitted, should the Class B shareholders fail to approve such amendment or adoption, the Board of Directors shall take such action as is necessary to: (1) create a new class (the “New Class A Shares”) which shall be identical in all material respects to the Class A shares as they existed prior to the implementation of the amendment or adoption and (2) ensure that the existing Class B shares will be exchanged or converted into New Class A Shares no later than the date such Class B shares were scheduled to convert to Class A shares. If deemed advisable by the Board of Directors to implement the foregoing, and at the sole discretion of the Board of Directors, such action may include the exchange of all Class B shares for a new class (the “New Class B Shares”), identical in all respects to the Class B shares except that the New Class B Shares will automatically convert into the New Class A Shares. Such exchanges or conversions shall be effected in a manner that the Board of Directors reasonably believes will not be subject to federal taxation.

VII.	Exchange Privilege

The exchange privilege may be exercised only in those states where the shares of the exchanged and acquired Funds may be legally sold. All exchanges discussed herein are made at the net asset value of the exchanged shares, except as provided below. The Fund does not impose a charge for processing exchanges of shares. However, a sales charge may be payable in the following circumstances:

a)	Shareholders owning other classes of a Fund will pay a sales charge if they exchange their shares for Class A shares and they do not qualify for a sales charge waiver.

b)	Shareholders owning Class A shares of a Fund will pay a sales charge if they exchange their Class A shares for Class A shares of another Fund and the Fund from which they are exchanging did not charge a sales charge, but the Fund into which they are exchanging does. In connection with the foregoing, shareholders would pay the sales charge applicable to the Fund into which they are exchanging.

c)	Shareholders owning Class B and Class C shares of a Fund will not pay a sales charge at the time of the exchange; however:

1.	The new Class B and Class C shares will be subject to the CDSC of the Fund from which the shareholder exchanged, except for the Class C Shares of the J.P. Morgan Short Duration Bond Fund, J.P. Morgan Short Term Municipal Bond Fund, and J.P. Morgan Ultra Short Duration Bond Fund (the “Short Term Bond Funds”). If you exchange Class C Shares of the Short Term Bond Funds, your new Class C Shares will be subject to the CDSC of the Fund into which you exchanged.

2.	The current holding period of the shareholder’s exchanged Class B or Class C shares, other than exchanged Class C shares of the Short Term Bond Funds, is carried over to the new shares.

3.	If a shareholder exchanges out of Class C shares of one of the Short Term Bond Funds, a new CDSC period applicable to the Fund into which the Shareholder exchanged will begin on the date of the exchange.

VII.	Additional Information Regarding Exchanges

The Fund may change the terms or conditions of the exchange privilege discussed herein through amendment to this Plan and upon sixty (60) days’ written notice to shareholders.

When shares of one class of the Fund are exchanged for shares of a different class of the Fund, the holding period for purposes of the redemption fee will be calculated based on the purchase date of the original class of shares not on the period since the exchange.

VIII.	Redemption Fees

Shareholders generally may redeem their shares without a sales charge or redemption fee on any Business Day. Exceptions to this general rule applicable to contingent deferred sales charges on Class A, Class B and Class C shares are detailed above. Deferred sales charges are calculated in accordance with the current prospectus and statement of additional information.

All redemption orders are effected at the net asset value per share next determined as reduced by any applicable CDSC or redemption fee.

In determining whether a particular redemption is subject to a redemption fee, it is assumed that the redemption is first of shares acquired pursuant to reinvestment of dividends and capital gain distributions followed by other shares held by the shareholder for the longest period of time. This method should result in the lowest possible fee.

VIII.	Dividends

Shareholders automatically receive all income dividends and capital gain distributions in additional shares of the same class at the net asset value next determined following the record date, unless the shareholder has elected to take such payment in cash.

Class B shares received as dividends and capital gains distributions at the net asset value next determined following the record date shall be held in separate Class B Shares sub-accounts.

In the absence of waivers, the amount of dividends payable on some classes will be more than the dividends payable on other classes of shares because of the distribution expenses and/or service fees charged to the various classes of shares.

IX.	Board Review

The Board of Directors of the Fund shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board of Directors, including a majority of the Directors that are not interested persons of the Fund, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of the Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Directors shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

In making its determination to approve this Plan, the Directors have focused on, among other things, the relationship between or among the classes and has examined potential conflicts of interest among classes regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate such factors as well as any others deemed necessary by the Board.

Adopted effective: December 31, 2004

Amended and Restated effective: February 28, 2011